Exhibit 5.1

10 Fort William Place P. O. Box 5939 St. John’s, NL Canada A1C 5X4 Tel 709.722.8735 | Fax 709.722.1763 Tel 709.722.8735 | Fax 709.722.1763

Our File:  154887

May 16, 2017

Fortis Inc.

Fortis Place, Suite 1100

5 Springdale Street

St. John’s, NL   A1E 0E4

Dear Sirs/Mesdames:

Re:      Fortis Inc.

We have acted as counsel in the Province of Newfoundland and Labrador (the “Province”) to Fortis Inc. (the “Corporation”) in connection with the issuance and sale by the Corporation of up to 20,797,778 common shares of the Corporation (the “Shares”) pursuant to the terms and subject to the conditions of the Corporation’s Second Amended and Restated Dividend Reinvestment and Share Purchase Plan (the “Plan”).  The opinion letter is furnished to you to be filed with the U.S. Securities and Exchange Commission as Exhibit 5.1 of the Corporation’s registration statement on Form F-3 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement relates to the registration of Shares under the Securities Act.

For the purposes of expressing the opinions herein, we have examined such corporate records of the Corporation, such documents, certificates of officers of the Corporation and others, and originals, copies or facsimiles of such other documents, agreements, instruments and certificates as we have deemed necessary or advisable as a basis for the opinions expressed herein.

For purposes of the opinion in paragraph 1 below, we have relied solely on a Certificate of Status of the Corporation dated May 16, 2017 issued by the Registrar of Companies of the Province of Newfoundland and Labrador.

In all such examinations we have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, telecopied or photostatic copies or facsimiles thereof and the authenticity of the originals of such documents.

We have not assisted in the preparation or adoption of the Plan.  We have assumed that the issuance and sale of Shares under the Plan have been or will be, as the case may be, (a) approved by all necessary corporation action and (b) effected in accordance with the terms of the Plan.

We are solicitors qualified to carry on the practice of law in the Province and we express no opinion as to the laws, or any matters governed by any laws, other than the laws of the Province and the federal laws of Canada applicable therein in force as of the date hereof.

Based and relying upon and subject to the foregoing we are of the opinion that:

1.                                      The Corporation has been duly continued and is validly existing under the laws of the Province.

2.                                      The Shares have been validly reserved, set aside and conditionally issued by the Corporation and when issued upon payment to the Corporation of the issue price therefor calculated and paid pursuant to the Plan, will be validly issued and outstanding as fully-paid and non-assessable common shares of the capital of the Corporation.

The opinions set forth herein are rendered solely for the benefit of the Corporation in connection with the issue and sale of the Shares and may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with governmental agency, quoted, cited or otherwise referred to without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to referencing our firm in the Registration Statement and in the prospectus forming a part of the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,
/s/ McInnes Cooper